UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 13, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about May 17, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 2, 3, 4, 6, 7, 8, 9, 11, 12, 13, 14, 15, 17, 18, 19, 20, 22, 23, 24, 28, 29, 31, 32, 34, 35, 36, 39, 40, 41, 42, 43 and 44, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FIRST QUARTER 2002 RESULTS

1.    Please excuse this stupid question, but even though I do not have any official training in accounting, I still try to wade through Expeditors' annual report as best as I can. One question I have refers to basic and diluted earnings per share; what exactly is "dilutive potential" common shares? What does it represent? How is it calculated?

This is not a stupid question. In fact, we would much rather deal with someone who admits to wanting to learn than to correspond with those who profess to know it all.

From the signature block in your e-mail, we know that you are a medical doctor in real life. We're sure it is your medical training that encourages you to ask for a clarification in a straight-forward manner when confronted with something you don't understand. This is in contrast to some other questions we get where it is obvious that someone is asking a question about the unknown in a manner that presupposes knowledge of the subject at hand.

Medical doctors have learned to ask for clarification rather than making unsupported assumptions as to do otherwise might result in death or serious disfigurement for the customer—their patient. In the financial world, rash assumptions on the basis of ignorance seem to be accepted practice as the only adverse consequence is the loss of someone else's money.

Basic earnings per share is calculated by dividing the after-tax net earnings by the rolling weighted average of shares actually outstanding during the accounting period (a single quarter up to a full year) in question.

Diluted earnings per share is calculated by dividing the same after-tax net earnings figure referred to above by a denominator that includes dilutive potential common shares in addition to the weighted average of shares actually outstanding.

Around here, dilutive potential common shares represent approximately how many additional shares would be issued and outstanding if all in-the-money, unexercised stock options were exercised. So far so good, but the complex part comes in actually making this calculation.

When doing so, the assumption is that the outstanding in-the-money options would have been exercised on a weighted average basis during the accounting period in question using the price of the stock during the quarter, and that the proceeds from these mythical exercises would go to repurchase shares effective as of the beginning of the accounting period.

This may all sound convoluted for what is a rather simple concept, but rest assured that there is sound accounting technical merit for doing it this way. Unfortunately, you have to be an accountant to understand it.

The net result is that diluted earning per share is the figure that most folks use to evaluate company performance. It is the figure that best represents the per share earnings most likely to actually be available to the shareholder.

2.    Could you explain the sluggish operating performance of Europe during the first quarter of 2002? The 61% drop in operating income produced the lowest level of quarterly operating earnings since at least 1997. Are you taking any steps to address this issue?

Any sluggish operating performance at an Expeditors office receives attention, direct and immediate, from the highest levels. The first step is to identify the likely cause of the problem and then steps can be taken to address the matter.

We routinely attempt to focus any troubled office on individual accountability and we also work together to remind the rest of the company of our collective responsibility to assist struggling offices.

As it relates specifically to the problem you identify with respect to Europe, we have said for some time that this economy would react in a negative, but delayed manner, to the weakness in the U.S. economy. We believe that our European results are affected by two things:

  1)
  External factors related to European economies, and here we can accomplish nothing really, other than sell harder and try to take additional market share, and

  2)
  Internal factors related to the execution of Expeditors' system in these troubled economies. We know we can do something about our internal execution and this is where our efforts are focused.

First off, let us be clear about one thing: we have confidence in our European management team and our employees. Part of the difficulties we currently see in Europe come from decisions that we elected to make knowing that there would be short-term consequences. We have a saying around here to the effect that "sometimes you have to take one step backwards in order to be able to take two forward." You are focused on the step back, while we are now looking to take two (or hopefully more) forward.

One thing that we believe in and that we try to reinforce through our culture is customer diversification at the branch level. We strongly encourage each branch to make sure that no one customer accounts for more than 10% of that branch's net revenue. We think this makes for healthy branches that are capable of taking sound business risks that on a cumulative basis result in sustained profitable growth.

Europe has struggled with customer diversification from the beginning. Our largest European offices have had among the highest dependence on "battleship" customers as measured by the percentage of net revenue contributed by the top one or two customers. The problems associated with this situation are legion. For example, the branch is much more susceptible to the business cycle of the mega customer. As time goes on, pricing concessions and increased service demands can unreasonably but unavoidably erode account profitability.

Recognizing the dangers of customer concentration and doing something about it are two different things. It is difficult to grow away from over-dependence on just one or two accounts and this task can become all but impossible in a down economy. Recently, we had to make some hard decisions to transition part of our business back in-house or to our competitors.

While we have historically had some measure of financial success in Europe, frankly we have struggled somewhat to have the Expeditors culture take root and flourish as it has done in Asia, North America and the Middle East. We believe that the changes implemented in Europe over the last 18 months will result in our having a much stronger and much more "culturally-integrated" Europe.

We cite as evidence of this cultural renaissance, the increasing air and ocean freight volumes that are flowing from the Far East to Europe. This is the world's second largest trade lane (next to Asia to North America) and one that has, to this point, been virtually unexploited by Expeditors.

These changes can however result in some "fiscal molting" as we shed one set of feathers and wait for the new ones to grow in. This process requires that we sell aggressively while we downsize to compensate for any loss of business.    We are also talking about operations in countries where rationalizing labor can be very expensive, often so expensive that when you have confidence, as we do, in your marketing capability and the strength of your business model, it may be cheaper to carry excess personnel for some period of time. This puts added pressure on management to look for and close more profitable business to offset existing costs which are not otherwise fully utilized. This is not the most efficient way, but that is often not the point in this part of the world.

Measures and initiatives are in place and we are making progress. Again, our compensation system is our best friend in these situations. Once our employees start to see and feel the financial benefits, initiatives take hold and become self-perpetuating.

3.    Would you talk about ocean volume trends in April 2002, specifically as it relates to business levels on the Pacific?

Our April 2002 ocean volumes on the Pacific were very good on a year over year basis. From a pricing standpoint, pricing remained soft but the increases in our volumes don't directly translate into net revenue increases of the same magnitude.

4.    We perceive some disgruntlement among investors that recent quarterly results showed unsustainably low operating expense levels, yet this quarter reflects another quarter of excellent cost control. It would appear that, other than labor costs that would naturally grow with revenue, there is no particular reason to think that many of your costs would rise dramatically even in a higher growth environment and, in fact, further operating leverage does exist in the Expeditors model. Would you agree with this assessment?

We have not heard these comments to our face, but we will take your word on the fact that they exist. We hate to repeat ourselves—that appears to be the job of the questioners after all—but we have to quote Roseanne Rosannadanna, and her classic line, "It just goes to show you—it's always somethin'."

There has been a concerted effort, both in the payroll and non-payroll areas, to be more efficient. You are correct that the salary costs have a higher variable component than do the non-payroll related costs.    As we strive for greater efficiencies, we would hope that our capacity to do "more with less" will increase. By the same token, an effective manager never loses sight of how prior accomplishments impact future potential. The operating margins we enjoy today are the cumulative results of a number of years of focused efforts. We would not be disappointed to maintain these yields but we are not about to "flog" anyone to further improve these margins. Given our compensation systems and the experience our people have in managing costs, we have confidence that whatever our operating margin, it is the best that anyone in this business can do at that one point in time.

5.    Could you provide details related to the improvement in net revenue margin (62.6% in the first quarter of 2002 vs. 52.8% in the first quarter of 2001) in the United States?

This increase in net revenue margin is primarily due to increases in export margins on decidedly softer export volumes.

6.    In a recent news flash, you raised fuel surcharges effective May 1. Can you quantify this increase at approx 4%, and are all markets included?

We can't verify your assertion that the net effect will be 4%. The surcharge will be $.05/kg, where applicable. Not all lanes are included at this time as governmental approval is required in certain circumstances.

7.    Has the dispute over steel tariffs with the European Community influenced the amount of U.S. exports of consumer goods destined for Europe handled by Expeditors in the second quarter of 2002? Is retaliation likely in your opinion?

We're now just over one month into the second quarter of 2002 and we can't recall having said anything about a decline in US exports to Europe. However, it is a fact that exports are down year over year on this trade lane and now we have said it.

We are not sure that the steel tariffs have had anything to do with this decline in U.S. exports. Intuitively, we would point to the strength of the U.S. dollar and weaker consumer demand in Europe as much larger factors. If your question is could things get worse with some sort of trade war, the answer is always yes; but we like our explanation better than yours at this point.

8.    Could you please specify the nature of the accounting adjustments that led to the reclassification of certain operating expenses from "Salaries & Other" to "Rent"? Can we expect additional adjustments through the balance of the year, and if so, can you provide the adjusted historical figures in the 8K?

This has to do with the way we accounted for the termination of the Ford business. It has no net P&L impact, as it was a reclassification of items on the income statement. At the end of the 2001 second quarter, as we reviewed the adjustments we had made at the end of the first quarter, we recognized that part of the adjustments we had made to "salaries" and "other" could have been more appropriately classified as "rent" expense.

We made the correction in the second quarter 2001 numbers and went forward correctly during the year. As a result, only the first quarter 2001 numbers will need any kind of reclassification and we have already done that.

9.    Could you please discuss Expeditors' capital expenditures in Europe which have consistently been the most significant portion of the company's budget and the fastest growing during each of the last four quarters?

In terms of real estate, we have been moving offices and we were finishing our new Dublin facility. Historically, Europe has also had high capital expenditures due to policies concerning company cars. The new management team in Europe has reviewed this long-standing exception to our general rule with the specific objective of minimizing the amount of total capital expenditures. We are confident that change is coming.

10.    Could you provide some detail as to why interest income fell (year-over-year) during the first quarter of 2002?

Do you ever check your bank and brokerage statements? The answer to your question can no doubt be found on your own statements by merely comparing the interest rates you earned in 2001 with the rates available to you in 2002. Interest rates in the first quarter of 2001 were nearly 5%, while 2% was a much more common rate of return just one year later. When the Federal Reserve Bank lowers interest rates, interest income suffers around here.

11.    How were business trends in both your ocean and air segments in April 2002? Did they pace above, below, or on par with year ago levels?

Airfreight tonnage was significantly greater in April of this year when compared with the same month one year ago out of Asia and the Middle East. Ocean freight measured in terms of container count was also up significantly in these same geographic areas.    All in all, while it is yet preliminary, from a financial standpoint April 2002 appears to be poised to come in ahead of our internal expectations.

12.    Could you please comment on carrier air freight pricing, specifically is it sustainable at currently depressed levels or do you believe that airlines will need to obtain broader rate increases in order to more appropriately capture the cost of services that they provide?

"Sustainable" is probably not a good word to use in discussing air freight pricing as in the long run nothing is sustainable in this market. In our view, the only constant about airfreight pricing is that it is going to change. The real germane topic is when will rates change and then by how much.

The carriers need to have rate increases at the present time and they will take this action in their own self-interest, no doubt as soon as they perceive the markets will bear the increase.

13.    Are your competitors behaving themselves with respect to price? Or conversely, is any one forwarder misbehaving, more than usual?

The pricing of competitors is like the weather. Many people want to complain about it, but in the end you can't do much about it. However, if you wait, it will change.

As to your specific question, "misbehaving" has various contexts. We assume you meant to ask is anyone low-balling freight rates. The answer to that question is always YES. Is there less "low-balling" now than we have seen in the past? Perhaps, but that really should not come as any great surprise. Despite the attestations of those now-departed acolytes of a "new economy", the events of the past 18 months have only reinforced the concept that you must take in more than you pay out or you must disappear.

Recently, we have been the beneficiary of freight auctions where the winning bidder was unable or unwilling to live up to the service commitment. We think this is a form of deception that borders on misbehavior.

14.    Relative to the pick up in Asia export activity in March 2002—what industry sectors were primarily responsible, retail, apparel, technology, etc? We had heard it was primarily technology from northern Asia. Are these demand trends, within the bounds of normal seasonality within the year and quarter, continuing into April and May of 2002?

All sectors seemed to be strong. This strength appeared to continue strong in April 2002. It is difficult at this time to know what "normal" is, but we seem to have seen some growth in both March and April of 2002. We think that growth bodes well for us. As to May 2002, it is just too early to tell, but we expect that anybody asking about movement of freight within the "bounds of normal seasonality" would understand that fact.

15.    Capital spending levels were relatively low in the first quarter of 2002 given anticipated total capital expenditure projects Expeditors has mentioned in earlier 8Ks. Is this a timing issue, or might total capital spending levels for 2002 come in substantially below your previously mentioned, albeit not specific levels (which were broadly higher than a simple linear extrapolation from the spending of $4.8 million in the first quarter would imply)?

We remain confident that 2002 capital expenditures will fall within the previously mentioned broad range with a minimum level of at least $40 million. We recognize that capital expenditures during the first quarter of 2002 cannot be used in a linear extrapolation to get us to the $40 million minimum level for the year. In this regard, we acknowledge that, like life itself, our capital expenditures are not linear.

16.    Revenues appeared to be soft, as evidenced by gross revenues declining (3.0)% for the entire quarter, yet you stated that March 2002 was the best March you had ever seen in terms of operating income. Was the main driver towards the peak operating income performance strong revenues or better cost management?

Elements of each were present. Revenue was up marginally in March 2002 over March 2001 and cost management certainly contributed to the operating margin expansion year over year.

17.    How much momentum from March's peak operating income performance do you see carrying over into the second quarter of 2002?

It is too early to call it clearly, but April 2002 was strong and ahead of April 2001 by approximately 10%. This appears to be a record April.

18.    SG&A cost management seems to have reached a peak in terms of how well it can be managed. Do you see any further improvements in SG&A cost management going forward?

Since this is a repeat question, we want to take this opportunity to repeat our answer. Internally, we are not counting on continued expansion, but we continue to be surprised by the abilities of our managers to find ways to further leverage our fixed costs.

19.    European gross revenues were down (5.9)%; however, net revenues were down (13.4)% and operating income fell (60.7)%. What was the root of all this significant downturn? Was it issues of capacity reductions in European airfreight?

There were a multitude of issues facing Europe in the first quarter of 2002. Capacity reductions, rate increases and business losses in some key branches ("insourcing" in one case and reluctance to continue in a relationship of questionable long-term profitability in some others) were all contributing factors.

20.    Ocean gross revenues continue to experience growth rates in the high single-digits, off of tough year-over-year comparisons. This is in light of a sluggish global environment and declines in your other business lines' gross revenues since the third quarter of 2001. How much of this strength in the first quarter of 2002 is sustainable or appears to be carrying over into the second quarter of 2002?

Our growth in ocean freight, measured by container count, continues to be impressive. The ocean pricing is a different story, as the weakness in the overall market has manifested itself in weaker year-over-year per unit pricing.

How all of this will carry over into the second quarter of 2002 would be difficult to predict—even if we did predictions—and we don't. The contract season, where our contracts with the direct carriers must be renewed, is now upon us. Contract negotiations often can have immediate commercial overtones and the situation can literally change from day to day. Until we get through June, which is also the end of the second quarter, we won't be in a position to know much for certain.

21.    While 40 - 45% of your business is a mix of high tech and industrial, what percentage of your business is specifically telecom?

Very little of our business in 2002 is specifically telecom and this is somewhat of a change from a year ago. The reason for the change year-over-year was our decision to eliminate the significant credit risk we faced with a single customer in 2001.

We feel compelled to add a word of caution to this answer. We are not always in a position to know with certainty what the components and other parts that we ship can be used for so we may have more telecom than we know.

22.    Net revenue margins for ocean forwarding services remain strong in the 28.0 - 28.5% range, increasing 2.2 percentage points year-over-year for the first quarter of 2002. Are general trends in pricing for ocean freight driving these high levels of net revenue margins or is there something specific to Expeditors' operations that is driving this performance?

Excess capacity should always provide opportunities to pick up margin and excess capacity still exists in the ocean market.    When looking at our ocean margins, it is important to remember that we offer three different services each with its own margin profile. The primary service, ocean consolidation, occurs where we function as an NVOCC. As an NVOCC (a non-vessel-operating common carrier), we sell a tariff rate to our customers and also negotiate contract rates with the steamship lines. These rates are independent of each other and our margin is the difference between the two. We also provide fee-based services in the form of ocean consolidation service (ECMS) and direct ocean forwarding. These are much smaller parts of what we do from a revenue perspective, but they are very important components of the full range of ocean services. Fee based services have a margin of 100% as unlike the NVOCC offering there is no offsetting cost of purchased transportation.

The ocean margin is affected by mix issues between the fee based services and the NVOCC business as well as the market changes for our buying and selling rates for ocean freight. Accordingly, ocean margin expansions and contractions noticed in financial statements will often times not be a direct reflection of the changes in NVOCC ocean rates.

23.    What was the general trend in year-over-year volumes as 2002 progressed from January, February, March, and April? How did April volumes compare to March after adjusting for seasonal impacts?

January and February 2002 were somewhat lower than the same period in 2001. March 2002 was significantly greater than March 2001. On a comparable year-over-year percentage basis, April 2002 was not as strong as March—however it was still strong (up approximately 10%). It is always nice to see double digit year-over-year strength.

24.    On a trade lane basis (Asia to NA, NA to Asia, Asia to Europe, Europe to Asia, NA to Europe, and Europe to NA), what trade lanes showed the most strength during first quarter 2002? How did these trade lanes perform relative to fourth quarter 2001 (strengthening or weakening)? How are these trade lanes performing during the first half of second quarter 2002?

It makes no sense to compare a fourth quarter with a first quarter. Doing this would cause you to reach a Henney Penny-like conclusion. We think it is much more meaningful to compare a first quarter with a first quarter and so in order to make some sense of your question we will answer as if this is what you asked. We hope our answer is better than the question; in any event, it can't get much worse.

In the first quarter of 2002, Asia to North America was the most impressive trade lane. Asia to Europe, while still not a large piece of what we do, also improved year-over-year. North America to Europe was down in the first quarter of 2002 and volumes from Europe to North America were down significantly.

We don't have enough information to provide meaningful comment on the second quarter of 2002 at this point in the quarter.

25.    Based on container volumes coming into the West Coast ports, it appeared that ocean freight may have improved from fourth quarter 2001. Expeditors' ocean freight gross revenue for first quarter 2002 was only modestly higher on a year-over-year basis compared to fourth quarter 2001. What factors, if any, held back some of the growth in the first quarter ocean freight gross revenue? Was there a change in business mix?

Container volume statistics can only tell you about the change in the number of containers moving through a port. These statistics really say nothing specific about revenues.

Pricing pressures in the market have driven the average container-selling price down to the point where it takes a significant increase in container count just to stay even in terms of revenue. There is also an element of seasonality in your question since you are trying to compare a fourth quarter with a first quarter and that can make a difference even in ocean freight.

26.    Historically, salaries and related costs have increased each quarter. What was the reason for the decrease in salaries and related costs going from fourth quarter 2001 to first quarter 2002? Has there been a permanent change regarding salaries and related costs that will affect future quarters?

Efficiencies and a reduction in overtime are the primary reasons that salaries declined sequentially quarter over quarter. We typically have our greatest overtime output during the third and fourth quarters. During the first quarter, which is typically the slowest quarter of the year, there is less need for overtime.

27.    For "other" expenses, what portion of this expense category is mostly fixed costs versus variable costs?

The best description of this is "fixed-variable", which means that as the company grows, these cost are fixed over ranges of growth. It is difficult and perhaps meaningless to further quantify the concept.

28.    Are there other non-operating items we should be aware of that could impact reported results?

We can't think of any at the moment, but on the other hand, we're sure it would not be that important—that is why its non-operating after all.    The key driver around here always has been and always will be our ability to generate operating income. There is trend out there right now to call credit operating and the debits non-operating items. We understand this business and we know operating income when we see it.

29.    In light of this quarter's ocean net revenue margin and because in 1997 and 1998, ocean net revenues were at or above 28%, going forward under current conditions, are they sustainable in the 28% area and could they move higher?

We're really not interested in whether or not they are sustainable. Sustainability is for modelers. We're interested in handling as much freight as we can and being positioned to take advantage of prevailing market conditions however they may occur. Changes in market dynamics most likely mean changes in margins. Managed properly, declining margins does not equate to declining profitability, any more than expanding margins guarantee increasing profitability. There is a factor of volume that must be addressed.

Axiomatically, when volumes are up, margins tend to narrow and when volumes trend downwards, margins tend to drift upwards. Low volumes and high margins, while better than low volumes and low margins, is not necessarily the optimal set of conditions. In any event, you only get one set of market conditions at any given time. What you can make under the prevailing conditions, whatever they may be, is what counts.

30.    Please indicate the number of employees at Expeditors as of the end of the first quarter of 2002.

03/31/2002
Corporate * **	356
North America **	2,870
South America	250
Far East	1,768
Australia	174
Europe and Africa	1,451
Middle East	709

7,578

  *
  Includes Information Systems Group and TradeWin Consulting.

  **
  Note: Certain functions, primarily related to the Information System Group have been reassigned to Corporate from North America.

31.    Based on your first quarter earnings report, you appear to be keeping a tight rein on Salary expense, which was 55.1% of net revenue versus 55.6% a year ago, and probably flat to slightly down on a per employee basis.

Can you comment on the extent to which you would expect to add employees as net revenue picks up and the impact you would expect this to have on consolidated salary expense. In other words, if you look at annual 2001 salary expense it was 53.9% of net revenue, do you think this will remain the approximate relationship to net revenue, or through leverage against rising net revenue, should this figure begin to decline toward 53%.

Salary expense and headcount issues are largely in the hands of the district managers in each branch. However, we agree that salary, as a percentage of net revenue, is a key figure. As you note, this ratio is typically highest in the first quarter and typically lowest in the third and fourth quarters.

The ratio has been remarkably constant over the years. The impressive thing is that this ratio is a composite of the personnel actions taken by individual branch managers in 167 offices around the world. It is a strength of our system that the invisible hand of enlightened self-interest is all that is required to achieve these relatively consistent results.

As business increases, employees are added to the extent that they are needed. Over the years, a focus on productivity and a careful monitoring of the operations have provided a bank of experiences from which each district manager can draw to assess and improve their individual operations.

In short, we would hope that this relationship will continue. We know of no reason that it will not. There is a tremendous amount of effort that goes into making our operations more efficient and more effective. We've done this over a long period of time and while past accomplishments are not always an indicator of future results, they do mold you as an organization and focus your expectations and set your direction. This is at least half the battle.

32.    I am an individual co-trustee of two trusts which either own shares in your company or would like to purchase shares of the company. In order to perform my fiduciary duties, I would appreciate your responding to the following question:

Does your company have any off-balance sheet assets and/or liabilities?

Do we have off-balance sheet assets and liabilities? Yes, every business does.

We think that your question should be "Do you have any off balance sheet assets or liabilities that should have been recorded, but that have not because you have either ignored or improperly exploited existing accounting principles?' The answer to that question is no.

Returning to your question, our biggest asset is off-balance sheet. This asset is our employees and their knowledge of our customers and our business. The accounting rules as established by the FASB do not recognize this sort of home grown intangible as an asset so we correctly exclude our most important asset from our balance sheet.

Other off balance sheet assets would include our reputation and track record plus some unrecognized appreciation on real estate. None of these are properly included within the definition of balance sheet assets, and as valuable as they are, we would hate to see a move to a system where fluffy stuff like this hit the financial books. But it is worth remembering that these off balance sheet assets account for the difference between our market value as measured in the stock market and the net book value reflected on the balance sheet.

The closest thing we have to an off balance sheet liability is our future commitments under operating real estate leases. These future obligations are a required footnote disclosure in our financial statements, but they cannot be placed on the balance sheet under generally accepted accounting principles. We also have a hypothetical U.S. tax obligation of approximately $10.1 million on $41.9 million of pre-1993 foreign earnings that are permanently reinvested overseas. This only becomes a real tax liability in the event we liquidated all of our overseas operations. We have made a note of this, but doubt we are going to need to do this. Again, this is subject to footnote disclosure and does not belong on our balance sheet under long existing accounting rules.

The "cost" of our stock option programs could be the topic of intense debate as to whether this cost should be reflected on the income statement, the fact is that in any event it does not belong on the balance sheet no matter how the rules might change. Options after all are really just a matter of how many pieces the pie is cut into. It has nothing whatsoever to do with your question, which goes to the nature and quality of the pie itself.

We are actually very conservative in our approach to accounting issues. We use the actual results of our operations to grow our business and to measure our returns. We don't rely on tortured interpretations of accounting standards and twisted logic to create illusions of earnings. With that as a credo, it is difficult to end up with off-balance sheet stuff of the sort you need to be concerned with.

33.    What drove the 360bp improvement year-over-year in the Asia/Australia division's operating ratio during the first quarter of 2002?

More freight and efficiencies that allowed us to handle increased volumes without making quantum increases to staffing costs.

34.    We note that during first quarter of 2002 Expeditors' "other expense" line item as percentage of net revenue improved by 110bp vs. a year ago (from 10.2% to 9.1%) while the "rent & occupancy" line item deteriorated by about 150bp (from 5.1% to 6.6%) and "salaries & related costs" deteriorated by roughly 60bp (from 20.0% to 20.6%) compared to the first quarter of 2001. Is there anything in particular that contributed to this apparent shift of operating costs away from "other expense" and toward "salaries and related" expenses?

No, but again, measuring cost "shifts" in terms of fractions of percentages and basis points is hardly anything we regard as significant—once you're that close, we typically decide that its "close enough".

Rent and occupancy reflects the price we paid for renewing our leases in some markets from favorable arrangements that had been negotiated 5-6 years earlier. That happens. When you move a new facility, you have to lease for the future growth, so you are required to lease more space than you currently have at a rate that is often higher than you are currently paying. Such is life. We believe this to be more of a cyclical thing than some adverse trend.

35.    We note that the reported effective tax rate of XX.X% in the first quarter of 2002 was nearly a percentage point higher than the effective rate in the year-ago quarter. What contributed to the higher rate during 2002?

We have "X'd" out the tax rate in your question because we frankly have no idea how you calculated your number. We feared that leaving it in might leave more people confused.

We think you should check your math before you submit probing questions. Analysts are the numbers guys of Wall Street, right?

The following is our computation of the effective tax rate.

Income Tax Expense Pre-Tax Income	$13,051 $35,281	=	36.99%

To us this number looks lower, not higher, than the rate for the first quarter of 2001.

36.    What was the impact to both gross revenue and operating expenses of currency translations on the results in Europe and Asia?

We cannot understand why this matters to anybody. Foreign exchange is what it is and it makes no sense to us to calculate anything based upon what foreign exchange rates weren't. We've commented on this at length before but let us add that we don't do this sort of calculation internally. We see no reason to provide it externally because there is really no point to it.

What we report is what we actually did under the market conditions as they existed. If exchange rates in Asia had been different, we would have reported something different. In part, we would have done this because the exchange rates were different but also in part because the volume of international trade depends on the going rate of exchange. The fact that rates change is part of being in international business.

37.    What was the effective tax rate on the pre-tax gain from the sale of the Dublin facility?

We are blessed with the ability to operate on a global basis with one effective tax rate. So the rate on the sale of the Dublin building (Ireland, by the way, as opposed to Ohio as reported by some) was the same 36.99% as the rest of the pre-tax income we reported.

38.    We note a $25 million swing in accounts payable/other current liabilities during the first quarter of 2002 vs. the first quarter of 2001. What contributed to this?

Nothing really fancy here as the improvement you note was the result of the timing of payments and a focus on matching cash inflows with cash outflows.

39.    Of the regions around the world, which looks the most promising for future expansion?

Europe and China will see further expansion. We also expect to open smaller offices in countries where we already have an established presence.

In the mid-term, Sub-Saharan Africa presents some opportunities. While this will be challenging, it is really the only frontier left.

40.    Would you please break down your $40 million 2002 capital expenditure budget by key categories (hardware and software, facilities, other)?

Hardware and software will probably be one-third to one-half of this amount. The remainder will come in the form of furniture, equipment and leasehold improvements.

41.    What variables caused the change in the tax rate for the first quarter 2002? Is 37% still a good number to assume going forward?

Without confusing everyone with the vagaries of international taxation, it is primarily a result of how different states tax the remittance of dividends from foreign corporations. Some states do not tax these dividends at all and some only tax them partially. As we have increased the rate of foreign dividend remittances, the taxable income that we had for state purposes declined. Hence, our effective state tax rate needed to be adjusted downward to reflect the tax rate experienced on our actual taxable income. We expect that it will be a fine number for the balance of this year.

42.    Do you see any noticeable gains in market share? If so, what evidence can you point to?

We are seeing market share gains. The best evidence we can offer to that is that tonnages are going up and we continue to obtain new customers. We are not going to stoop to discussing outstanding RFI's and RFQ's.

43.    Has the lack of airline passenger miles continued to constrain cargo capacity?

Not particularly, this has been somewhat rationalized and the constraints we face appear to be manageable.

44.    Do you see any noticeable trends, either positive or negative, within your product mix categories; retail, computer/office equipment, industrial/electrical components, and other?

No.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
May 13, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
May 13, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President— Chief Financial Officer and Treasurer